Exhibit 10.32

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

PHARMACEUTICAL PRODUCT

SUPPLY AGREEMENT

Dated January 27, 2005

By and Between

DSM PHARMACEUTICALS, INC.

and

BARRIER THERAPEUTICS, INC.

-i-

PHARMACEUTICAL PRODUCT SUPPLY AGREEMENT

By and Between Barrier Therapeutics, Inc.

And DSM Pharmaceuticals, Inc.

THIS PHARMACEUTICAL PRODUCT SUPPLY AGREEMENT is made effective as of this 28th day of January, 2005, by and between BARRIER THERAPEUTICS, INC., a corporation organized under the laws of the State of Delaware and having a place of business at 600 College Road East, Suite 3200, Princeton, New Jersey 08540-6697 (“Barrier”); and DSM PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware and having a place of business at 5900 NW Greenville Blvd., “Greenville, North Carolina 27834 (“DSM”) (each individually a “Party” and collectively the “Parties”).

W I T N E S S:

WHEREAS, Barrier wishes to distribute commercially a certain pharmaceutical product known as Zimycan ointment in finished dosage form for human use; and

WHEREAS, DSM has the experience and expertise necessary to perform pharmaceutical development, manufacturing, packaging, analytical testing and quality assurance services for the manufacturing, labeling and packaging of such product for sale to Barrier; and

WHEREAS, Barrier desires DSM to perform such services and to supply such product to Barrier; and DSM desires to perform such services and to sell such product to Barrier, all on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties agree as follows:

ARTICLE 1: DEFINITIONS

The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

1.1	Acquisition Cost. “Acquisition Cost” shall mean the actual invoiced price paid by either Party to any Third Party for acquiring Active Pharmaceutical Ingredients, Excipients or packaging materials hereunder, including, but not limited to, shipping and handling costs and customs duties incurred and paid by such Party to any Third Party in connection with the acquisition of Active Pharmaceutical Ingredients, Excipients or packaging materials, as the case may be.

1.2	Active Pharmaceutical Ingredients/API. “Active Pharmaceutical Ingredients” or “API” shall mean the active pharmaceutical ingredients for the Product as set forth on Exhibit 3 attached hereto, including the specifications and the analytical methodology related thereto, as such specifications may be amended from time to time by mutual agreement of the Parties.

1.3	Affiliate. “Affiliate” shall mean any corporation or non-corporate entity which directly or indirectly controls, is controlled by, or is under common control with a Party. A corporation or non-corporate entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation; or (a) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate entity, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

1.4	Agreement. “Agreement” shall mean this Supply Agreement.

1.5	Barrier Intellectual Property. “Barrier Intellectual Property” shall mean any inventions, discoveries, patents, patent applications, technology, know-how, trademarks, information, data, writings, and other property, in any form whatsoever, which are provided to DSM by and/or on behalf of Barrier, or which are used by DSM with respect to its performance hereunder, and which were owned by and/or licensed to Barrier prior to being provided to DSM.

1.6	Barrier’s Regulatory Documentation. “Barrier’s Regulatory Documentation” shall mean documentation which Barrier has filed with regulatory authorities relating to the formulation of the Product, and any supplements to such documentation as may be filed during the term hereof, including the NDA.

1.7	CGMP. “CGMP” means those practices in the manufacture of pharmaceutical products that are recognized as the current good manufacturing practices by the FDA in accordance with FDA regulations, guidelines, other administrative interpretations, and rulings in connection therewith, including but not limited to those regulations cited in 21 C.F.R. parts 210 and 211, all as they may be amended from time to time.

1.8	Commercial Product. “Commercial Product” shall mean Product supplied hereunder intended for commercial sale and/or human use.

1.9	Contract Year: “Contract Year” shall mean the period of twelve (12) successive calendar months commencing on January 1, 2005 and each successive twelve (12) month period thereafter.

1.10	Delivery Date. “Delivery Date” shall mean a date for which delivery of Product is stated in a purchase order.

1.11	Developments. “Developments” means any and all inventions, discoveries, know-how, information, data, writings, and other intellectual property, in any form whatsoever, both tangible and intangible, developed by DSM or by Barrier, or both, in the course of performance under this Agreement.

1.12	Development Product. “Development Product” shall mean Product not intended for commercial sale.

1.13	DSM Intellectual Property. “DSM Intellectual Property” shall mean any inventions, discoveries, patents, patent applications technology, know-how, trademarks, information, data, writings, and other property in any form whatsoever which are provided to Barrier by and/or on behalf of DSM or which are used by Barrier with respect to its performance hereunder, and which were owned by or licensed to DSM prior to being provided to Barrier.

1.14	Effective Date. “Effective Date” shall mean the date appearing at the beginning of this Agreement.

1.15	Excipients. “Excipients” shall mean the raw materials, other than Active Pharmaceutical Ingredients and packaging, required to manufacture the Product in accordance with the Product Specifications, as such Excipients are listed on Exhibit 3 attached hereto, including the specifications and the analytical methodology related thereto, as such specifications may be amended from time to time by mutual agreement of the Parties.

1.16	FD&C Act. “FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act, as amended.

1.17	FDA. “FDA” shall mean the United States Food and Drug Administration, or any successor entity.

1.18	Firm Purchase Commitment. “Firm Purchase Commitment” shall mean the obligation of DSM to supply and of Barrier to purchase, the quantities forecasted by Barrier in accordance with Section 6.3 hereinafter.

1.19	First Commercial Sale. “First Commercial Sale” shall mean the first commercial sale of the Commercial Product by Barrier or its Affiliates in the Territory following Product Approval.

1.20	Initial Term. “Initial Term” shall have the meaning set forth in Section 11.1 hereof.

1.21	Lot. “Lot” shall mean any of the following: (a) a development/clinical trial lot of Product; (b) a Validation Lot; or (c) a Commercial Product lot

1.22	Maximum Quantities. “Maximum Quantities” shall have the meaning set forth in Section 6.2.

1.23	Minimum Quantities. “Minimum Quantities” shall have the meaning set forth in Section 2.2 hereof.

1.24	Monthly Forecast. “Monthly Forecast” shall have the meaning set forth in Section 6.2.

1.25	NDA. “NDA” shall mean New Drug Application as filed with the FDA.

1.26	Packaging Specifications. “Packaging Specifications” shall mean the packaging and labeling specifications for the Product which will be attached hereto as Exhibit 4 and made a part hereof, as such specifications may be amended from time to time by mutual agreement of the Parties.

1.27	Product. “Product” shall mean Zimycan ointment packaged in a 30gm tube or such other package sizes as may be mutually agreed upon by the Parties from time to time.

1.28	Product Approval. “Product Approval” shall mean final FDA approval of Barrier’s New Drug Application (“NDA”) or other Regulatory Documentation.

1.29	Product Price. “Product Price” shall mean the Commercial Product price set forth in Exhibit 1 attached hereto and made a part hereof, as such price may be amended from time to time in accordance with this Agreement.

1.30	Product Specifications. “Product Specifications” shall mean the specifications for the Product which will be attached hereto as Exhibit 5 and made a part hereof, as determined in accordance with the analytical methodology agreed upon by the Parties, as such specifications may be amended from time to time by mutual agreement of the Parties, including without limitation such amendments as may be required to obtain Product Approval.

1.31	Quality Agreement. “Quality Agreement” shall mean the Quality Agreement, as further defined in Section 5.6, which shall be substantially in the form of Exhibit 6 hereto.

1.32	Specifications. “Specifications” shall mean the Product Specifications and the Packaging Specifications.

1.33	Territory. “Territory” shall mean the United States of America, and its territories and possessions and Europe.

1.34	Third Party. “Third Party” shall mean any Party other than Barrier, DSM and their respective Affiliates.

1.35	Unit. “Unit” shall mean a single tube of 30gm of Product or such other size as may be mutually agreed upon by the Parties from time to time.

1.36	Validation Activities. “Validation Activities” shall mean those activities to be performed by DSM prior to the First Commercial Sale including, but not limited to, process qualification of content uniformity, analytical testing, preparation of validation technical reports, cleaning validation, manufacturing and testing of Validation Lots.

1.37	Validation Lots. “Validation Lots” for a dosage form shall mean shall mean the initial number of Lots, which shall be at least three (3) Lots or such additional

Lots as mutually agreed, of the Product which are manufactured by DSM during the course of the Validation Activities.

ARTICLE 2: SALE AND PURCHASE OF PRODUCT

2.1	Production Forecasts and Purchase Orders. During each Contract Year throughout the term of this Agreement, DSM agrees to manufacture and sell to Barrier, and Barrier agrees to purchase from DSM, on a non-exclusive basis, Commercial Product for sale and/or distribution within the Territory, in accordance with the terms and subject to the conditions of this Agreement, including the Exhibits hereto.

2.2	Minimum Contract Quantities. DSM shall be obligated to supply, and Barrier shall be obligated to purchase, (i) the Firm Purchase Commitment set forth in Section 6.3 and, to the extent not included in the Firm Purchase Commitment, (ii) the following *** for the term of this Agreement, in ***:

Contract Year	Minimum Quantity

***	***

***	***

***	***

***	***

***	***

Unless the Parties shall mutually agree to additional quantities, the maximum annual quantity which DSM shall be required to supply, and which Barrier may purchase, during the term of this Agreement shall be ***. In the event that the Firm Purchase Commitment or the *** are not purchased by Barrier, Barrier shall pay DSM’s Product Price per Unit for deficient quantities. It is specifically agreed that the *** set forth in this Section 2.2 shall be reduced in any Contract Year by the quantity of Commercial Product which DSM is unable to supply within ninety (90) days of any Delivery Date during such Contract Year unless DSM’s inability to supply is attributable to Barrier or its API supplier.

2.3	Development/Clinical Trials. DSM agrees to supply Product as requested by Barrier for development activities and clinical trials in accordance with the prices set forth in Exhibit 8, subject to adjustment as set forth in Section 8.2 hereof. Upon DSM’s completion of production of Validation Lots and pre-launch Commercial Product Lots prior to the First Commercial Sale, Barrier shall pay DSM *** of the Product Price for such Lots. The remaining *** of the Product Price shall be paid to DSM upon shipment of the Product or upon other disposition of the Lots if commercial release is not finalized.

2.4

Disclosure/Development of Health Risk Data. Barrier shall be responsible for disclosing to DSM all information available to it regarding health risks which may be involved in manufacturing any Product hereunder utilizing specified Active

Ingredients, Excipients, and other components, including without limitation industrial hygiene data, industrial hygiene analytical methods, exposure limitations for workers involved in production, toxicology reports, and other health-related data. If reasonable industrial hygiene data is not available, DSM may develop reasonable data at Barrier’s expense

ARTICLE 3: COORDINATORS; DIVESTMENT OF PRODUCTS

3.1	Within ten (10) days after the Effective Date, Barrier and DSM shall each appoint an authorized representative and a backup representative (“Coordinators”) for the exchange of all communications, other than legal notices, related to the manufacturing, labeling and packaging of the Product. Each Party shall provide notice to the other Party as to the name and title of the individuals so appointed. Each Party may replace its Coordinators at any time for any reason by providing written notice to the other Party in accordance with Section 19.10 hereof.

3.2	Divestment of Products. If during the term of this Agreement, Barrier elects to assign or otherwise divest to any Third Party its drug rights to any Product (the “Divested Product”) included in this Agreement, Barrier shall so advise DSM. Although the terms and conditions of such divestment shall be completely within the control of Barrier, the Parties agree that the terms and conditions of further development and/or manufacturing by DSM of such Divested Product under this Agreement shall be subject to renegotiation between DSM and Barrier and/or the Third Party transferee of such drug rights.

3.2.1	Barrier acknowledges and agrees that the terms of pricing, delivery, allocation of liability, and other terms set forth in this Agreement are specific to this Agreement and the Parties hereto, and may not be appropriate or equitable as applied to any Third Party. DSM agrees to negotiate in good faith to reach agreement with such Third Party in respect of continuation of any Divested Product under this Agreement.

3.2.2	Pending transfer of any Divested Product hereunder to a Third Party, Barrier agrees to be responsible for any Firm Purchase Commitments or *** requirements which have accrued hereunder in respect of such Divested Product. Barrier also agrees to be responsible for payment and FDA compliance with respect to any Divested Product until such time as Barrier and the Third Party have completed the transfer by formal written assignment.

ARTICLE 4: EQUIPMENT; ACTIVE PHARMACEUTICAL INGREDIENTS; EXCIPIENTS; ARTWORK

4.1	Equipment. Equipment owned by DSM and located at DSM’s Greenville, North Carolina facility, shall not be dedicated to any single customer, but shall be available for manufacturing of product according to DSM’s manufacturing processes requirements.

4.1.1	Barrier and DSM shall mutually agree on the terms and conditions of any special equipment required to be purchased for the processing of the Product. Equipment which Barrier has agreed to purchase, and for which it shall be financially responsible as to capital modifications is identified in Exhibit 2 and shall be dedicated to the production of the Product. Barrier may at times authorize DSM, with DSM’s approval, to select and order equipment that will be invoiced directly to Barrier. DSM shall be responsible for installing and qualifying at its facility, any and all new or used equipment, molds, and tooling necessary for the manufacturing, packaging, and labeling of the Product.

4.1.2	Equipment identified to be purchased by Barrier for the Product and to be installed at DSM is identified in Exhibit 2. DSM shall obtain Barrier’s prior written approval for all costs and expenses associated with such installation and qualification (including without limitation labor and engineering costs) and Barrier shall reimburse DSM for all such reasonable costs within thirty (30) days of receiving DSM’s invoice(s) therefore.

4.1.3	Title to, and risk of loss of, all such equipment, molds and tooling paid for by Barrier shall be retained by Barrier, provided that all such equipment, molds and tooling shall remain at DSM’s facility for use by DSM during the term of this Agreement. Following the termination of this Agreement, at Barrier’s election, Barrier may, at its expense, remove the equipment.

4.1.4	DSM shall be responsible for routine maintenance and servicing of such equipment so long as such equipment remains at DSM’s facility, including any non-routine maintenance due to DSM’s negligence or willful misconduct. Barrier shall be responsible for the cost of non-routine maintenance and servicing of such equipment (such as major repairs and parts replacement), except to the extent caused by DSM’s negligence or willful misconduct. DSM shall notify Barrier prior to the performance of any non-routine maintenance or servicing, and Barrier shall directly pay or promptly reimburse DSM (as the case may be) for any such maintenance or servicing costs that Barrier has authorized to be incurred and for which it is responsible.

4.2	Active Pharmaceutical Ingredients and Excipients Supply. DSM shall, as part of the Product Price, supply Active Pharmaceutical Ingredients and Excipients for production of the Product as well as all other materials required to manufacture, test, package, label and release the Product.

4.3	Artwork. At least (a) one hundred and twenty (120) days prior to the first Delivery Date, unless otherwise required by active ingredient, excipient, and packaging material lead times, and from time to time thereafter with respect to the Product as needed, Barrier shall provide at no cost to DSM, final camera ready artwork for all packaging components to be used in the manufacture of the Product, which artwork shall meet the Packaging Specifications.

4.4	Vendors Designated By Barrier. The Parties agree that Barrier shall rely on DSM’s choice of vendors and shall not designate vendors for the supply of Active Pharmaceutical Ingredients, Excipients, and other materials required for the production and/or packaging of Product hereunder.

ARTICLE 5: WARRANTIES; SPECIFICATIONS; QUALITY AGREEMENT

5.1	Warranties by DSM. DSM warrants to Barrier that the Commercial Product, at the time of sale and shipment to Barrier by DSM, (a) will conform to the Specifications as then in effect, (b) will have been manufactured in compliance with all applicable laws and regulations and in accordance with CGMPs; (c) will not be (i) adulterated or misbranded by DSM within the meaning of the FD&C Act or (ii) an article that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FD&C Act; and (d) shall have a ***. If Barrier elects to conduct its own batch record reviews, the remaining shelf life required hereunder shall be correspondingly reduced for the period of time required by Barrier for such review. DSM further warrants that none of employees or representatives who will perform services pursuant to this Agreement have been debarred or notified that they are under consideration to be debarred by the United States Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, as amended.

5.2	Disclaimer by DSM. DSM expressly disclaims (a) any warranty that the Product (i) will be merchantable, (ii) will be fit for any particular purpose, or (iii) will not violate or infringe the patent or other intellectual property rights of third Parties; (b) any other warranties with respect to the Product, express or implied, except as expressly stated in this Agreement; and (c) any warranties in respect of the formulation, composition, use, or distribution of the Product or in respect of the marketing and/or sale of the Product to third parties.

5.3

Warranties by Barrier. Barrier represents and warrants to DSM that (a) the formulation, composition, use, distribution, marketing, and/or sale of the Product shall comply with regulatory requirements and applicable law, and that Barrier will maintain all obligations with respect thereto; (b) that Barrier will comply with applicable law and that it will keep DSM fully informed of any development which would affect DSM’s production of the Product hereunder; (c) that in the event Barrier ships Product outside of the United States, Barrier will comply fully with all export administration and control laws and regulations of the United States government as may be applicable to the export, resale or other disposition of any Products purchased from DSM; (d) that Products manufactured in accordance with the Specifications will not infringe any patent or other intellectual property right of any Third Party; (e) that Excipients, Active Pharmaceutical Ingredients, and any production processes provided or specified by Barrier will be suitable for the production of the Product and (f) that Barrier has disclosed all information available to it regarding health risks which may be involved in manufacturing the Product hereunder utilizing the specified Active Ingredients, Excipients, and other components.

5.4	Limitation of Liability. Notwithstanding the foregoing warranties and representations and the further obligations of the Parties hereunder, in no event shall either Party be liable to the other Party for incidental, indirect, special, consequential or punitive damages, including without limitation any claim for damages based upon lost profits or lost business opportunity. Except for the obligations of indemnity as set forth in Article 13 with respect to (i) claims for personal injury, illness or death resulting from use of or exposure to a Product supplied hereunder, (ii) claims of patent infringement, and (iii) claims arising out of Barrier’s failure to inform DSM of health risks pursuant to Section 2.4, above, which are not subject to the following limitation, aggregate damages for which either Party shall be liable to the other hereunder, shall *** with respect to *** and *** any *** hereunder, *** of the *** such ***. The foregoing limitations shall not apply if the damages otherwise subject to limitation result from the gross negligence or willful misconduct of either Party.

5.5	Specification Changes.

5.5.1	In the event Barrier changes the Specifications, Barrier shall promptly advise DSM in writing of such changes, and in the event that such changes directly impact DSM’s scheduling or costs, DSM shall promptly advise Barrier as to any scheduling and/or price adjustments caused by such changes. Prior to implementation of such changes, the Parties agree to negotiate in good faith in an attempt to reach agreement on (a) the new price for any Product which embodies such changes, , and any other amendments to this Agreement which may be necessitated by such changes (i.e., an adjustment to the lead time for purchase orders).

5.5.2	Barrier agrees to reimburse DSM for the reasonable expenses incurred by DSM as a result of such changes, including, but not limited to, reimbursing DSM for its validation and development costs, capital expenditure costs and costs for any packaging components or other materials rendered unusable as a result of such changes which were reasonably purchased or incurred in reliance on Barrier’s forecasts; provided, in each case that DSM is not able to utilize any such equipment or materials for its other customers.

5.5.3

If during the term of this Agreement Barrier amends or is required by law to amend the Specifications so as to render the Active Pharmaceutical Ingredients, Excipients and/or packaging components for the Product obsolete, Barrier shall (a) at Barrier’s option, purchase from DSM, at DSM’s Acquisition Cost, that amount of inventory of Excipients and packaging components so rendered obsolete, or (b) accept DSM’s return of such materials to Barrier and reimburse DSM any restocking fees incurred; and Barrier shall also purchase from DSM, at the applicable Product Price, that amount of inventory of Product which is rendered obsolete. In addition to reimbursement of DSM’s Acquisition Cost for obsolete inventories, Barrier shall also *** for *** the *** or ***of ***.

5.5.4	DSM shall not make any change to the Specifications without Barrier’s prior written consent.

5.6	Quality Agreement. The Quality Agreement attached hereto as Exhibit 6 (“Quality Agreement”) further details the quality assurance obligations and responsibilities of the Parties with respect to the Product. Notwithstanding anything to the contrary in this Agreement or in any other document or agreement, in the event of a conflict between this Agreement and the Quality Agreement, this Supply Agreement shall govern and control.

5.7	Duty of Cooperation. The Parties acknowledge that production of pharmaceutical products is inherently complex and requires close attention to all aspects of the Specifications, Excipients, Active Pharmaceutical Ingredients, production, storage, and shipment (collectively, “Process Requirements”). The Parties further acknowledge that DSM, as manufacturer of the Product, and Barrier, as distributor of the finished Product, have significant regulatory obligations. Accordingly, the Parties agree to comply with applicable law as to their respective obligations and to cooperate with each other to maintain regulatory compliance hereunder. The Parties further agree to notify each other promptly of any known problems with respect to Process Requirements and/or regulatory obligations and to resolve such problems in a prompt and efficient manner so as to permit continued production and shipment of conforming Product, in accordance with all applicable regulatory requirements. Costs for correction of any such Process Requirements shall be allocated between the Parties in a fair and equitable manner and in accordance with the respective obligations of the Parties hereunder and under any related agreements. If Barrier elects to delay or cease production of the Product, for any period of time and for any reasons (except for delays or cessation of production caused by DSM), it shall promptly notify DSM; and Barrier shall reimburse DSM for (i) DSM’s costs incurred prior to or during such period of delay, including DSM’s Acquisition Costs for the unused inventories of Excipients, Active Pharmaceutical Ingredients, plus *** and finished Product produced in accordance with Barrier’s forecasts, and (ii) DSM’s reasonable costs for services in resolving problems with Process Requirements which are beyond the obligation or reasonable control of DSM (and only if such costs for services are directly related to the cessation or delay in production for the particular batch run in question).

ARTICLE	6: FORECASTS; ORDERS

6.1	Long Term Forecast. Within thirty (30) days after the Effective Date, Barrier shall deliver to DSM a non-binding five (5) year forecast of Barrier’s unit requirements for Commercial Product for each Contract Year during the Initial Term. Such long-term forecast shall thereafter be updated every six (6) months (as of June 1 and December 1) during the Term of this Agreement. If DSM is unable to accommodate any portion of the forecast, it shall notify Barrier and the Parties shall agree on any revisions to the forecast.

6.2

Monthly Forecast. Within thirty (30) days of the Effective Date, Barrier shall submit to DSM a written non-binding estimate of its monthly requirements for Product for each of the next succeeding twenty-four (24) months (the “Monthly Forecast”). The Monthly Forecast shall be updated monthly on the third (3rd) day of the month on a twenty-four (24) month rolling basis. For the initial forecast received by DSM, DSM shall respond within thirty (30) days of the receipt thereof if quantities therein stated exceed the maximum quantities set forth in Section 2.2, above, as allocated on a monthly basis (the “Maximum Quantities”). Thereafter, upon receipt of the Monthly Forecast, DSM shall respond within five (5) days if any additional quantities are included within the forecast for any months previously forecasted, or if quantities are stated for any new month in the Monthly Forecast which exceed the Maximum Quantities for such month. If DSM is unable to accept such additional quantities, such additional quantities shall be removed from the Monthly Forecast. If Barrier is not in agreement with DSM’s revisions, it shall respond in writing to DSM within five (5) calendar days; and the Parties shall negotiate in good faith to resolve any issues in respect of quantities. If DSM does not receive a response within five (5) calendar days, such quantities shall be deemed to have been approved and accepted by Barrier.

6.3	Firm Purchase Commitment. The forecast of the most current three (3) month period shall always constitute a firm purchase commitment (the “Firm Purchase Commitment”) which shall state in detail the quantities of Products ordered and the required delivery dates, and shall be binding on the Parties regarding Products to be purchased. The second three (3) month period (months four (4) through six (6)) of the Monthly Forecast shall also constitute a Firm Purchase Commitment; however, the quantities stated for such months shall, at Barrier’s sole option, be subject to *** in each *** until ****** of the ***, at which point the ***. The forecast for the remaining eighteen (18) month period of the Monthly Forecast is for planning purposes only and shall not constitute a commitment to purchase or supply Product. In the event that Barrier does not ultimately purchase the Firm Purchase Commitment as herein provided or the *** as provided in Section 2.2, it shall be obligated to pay to DSM the Product Price per Unit for any deficient quantities.

Month	Allowable Forecast Variation
1–3	***
4	***%
5	***%
6	***%

6.4	DSM shall have the right, at any time, to order API, Excipients, and other materials necessary for the manufacture of Products in accordance with the lead-times set forth on Exhibit 9 hereto. In addition, if due to unanticipated circumstances, any Materials require a longer lead-time, DSM shall be entitled to order such materials as it deems appropriate to fulfill its obligations hereunder.

6.5	Additional Quantities. Should any Purchase Order seek to purchase Products in amounts substantially in excess of amounts set forth in the most recent forecast provided by Barrier to DSM pursuant to Section 6.1 hereof, or should Barrier desire to increase the amount of Products to be manufactured pursuant to any already submitted Purchase Order, then DSM shall use reasonable commercial efforts to comply with such requested changes. Notwithstanding the foregoing, DSM shall not be liable to Barrier for any inability, despite its reasonable best efforts, to manufacture such excess Products.

ARTICLE 7: PURCHASE OF PRODUCT; DELIVERIES

7.1	Purchase Orders. Except to the extent the Parties may otherwise agree with respect to a particular shipment, the Product shall be ordered by Barrier pursuant to written purchase orders, which shall be sent to DSM not less than ninety (90) days prior to the Delivery Dates specified in such purchase orders. Upon receipt of each purchase order by DSM hereunder, DSM shall supply the Product, in such quantities (with any variances permitted hereunder) and shall use its best efforts to deliver such Product to Barrier no later than seven (7) days of the Delivery Dates specified in such purchase order. Once received by DSM, purchase orders are firm and may not be cancelled or modified without DSM’s prior written consent, which shall not be unreasonably withheld.

7.2	Purchase Quantities. All Product shall be ordered in Lot sizes or whole multiples thereof. Each purchase order shall specify the quantity of Units of Product being ordered. Quantities actually shipped pursuant to a given purchase order may vary from the quantities reflected in such purchase order by up to ten percent (10%) and still be deemed to be in compliance with such purchase order.

7.3	Delivery Terms. The terms of delivery for the Product shall be F.O.B. DSM’s Greenville, North Carolina plant. Title and risk of loss and/or damage to the Product shall pass to Barrier upon delivery of the Product to the carrier at DSM’s Greenville, North Carolina plant. All Products shall be properly prepared for safe and lawful shipment by DSM; shall be shipped to Barrier’s distribution center or other location designated by Barrier, via the common carrier mutually agreed upon by the Parties; and shall be accompanied by appropriate transportation and other agreed upon documentation. No products of any Third Party shall be shipped with the Products. Shipping cost actually prepaid by DSM will be billed to Barrier monthly by DSM on separate invoices.

7.4	Invoicing. DSM shall invoice Barrier upon shipment of finished Product in accordance with Section 8.4 hereinafter. For production qualification lots (“PQ Lots”), DSM may invoice Barrier for *** of the price for such PQ Lots upon completion of production thereof, irrespective of whether or not Product Approval has been granted by the FDA.

7.5	Import and Export Matters. Barrier will prepare, obtain, and maintain all necessary import and export registrations relating to the Product and the Active Pharmaceutical Ingredients. Barrier represents and warrants that it will comply with all applicable import and export laws and regulations. If Barrier elects to export Product for sale and/or marketing within countries outside the Territory, then Barrier shall so advise DSM; and Barrier shall be responsible for providing all necessary compliance information to DSM so that DSM can achieve compliance with the requirements of such additional countries. Upon achievement of compliance, the definition of Territory, Section 1.33, shall be amended to reflect the addition of other countries; and any additional costs incurred by DSM for registrations, fees, foreign regulatory compliance, and other related costs shall be for Barrier’s account.

ARTICLE 8: PRICE; PRICE INCREASES; ADDITIONAL PAYMENTS

8.1	Price. For all Product which is the subject of purchase orders submitted by Barrier prior to or during the first Contract Year, Barrier shall pay to DSM the Product Price set forth in Exhibit 1 hereto, subject to adjustment as set forth in Section 8.2 hereof.

8.2	Price Increases.

8.2.1	Annual Increase. The Product Price may be increased by DSM for each Contract Year following the first Contract Year by (i) a percentage amount equal to the percentage increase in the Producer Price Index (Pharmaceutical Preparations, ethical PCU 2834 #1, hereinafter referred to as the “PPI”), published by the United States Department of Labor, Bureau of Labor Statistics, or comparable successor index, during the twelve (12) month period ending with the most recent month for which published monthly statistics are available as of the first day of the new Contract Year. Changes in the Product Price pursuant to this Section 8.2 shall become effective as of January 1 of each new Contract Year for all scheduled Delivery Dates during such year.

8.2.2	Increased Processing Costs. The Product Price may also be increased by DSM upon written notice to Barrier following startup of production, defined as the first *** commercial batches manufactured hereunder, relating to increased costs for extended processing times, revised Specifications, or other process requirements which exceed the initial assumptions and parameters. The Parties shall negotiate in good faith to conclude agreement on Product pricing which fairly reflects such increased costs.

8.2.3	Compliance with Foreign Regulatory Authorities. Additional payments or price increases may also be required to comply with regulatory requirements, fees, and other expenses incurred by DSM for importation of Product into foreign countries, in accordance with Section 7.5.

8.3	Taxes. The Product Price set forth in Exhibit 1 does not include sales, use, consumption, or excise taxes of any taxing authority. The amount of such taxes, if any, will be added to the Product Price in effect at the time of shipment thereof and shall be reflected in the invoices submitted to Barrier by DSM pursuant to this Agreement. Barrier shall pay the amount of such taxes to DSM in accordance with the payment provisions of this Agreement.

8.4	Method of Payment. At the time of each shipment of Product, as deemed acceptable per the Quality Agreement, hereunder, DSM shall invoice Barrier, and Barrier shall pay such invoices within thirty (30) days of the invoice date. Payments received after the due date shall be subject to interest at the rate of ***. All payments due hereunder to DSM shall be sent to DSM at the times set forth herein by check or wire transfer to such accounts as DSM may designate to Barrier in writing from time to time in accordance with Section 19.10 hereof. Immediately following the initiation of any wire transfer to DSM, Barrier shall notify DSM’s cash management department, as DSM may direct from time to time in accordance with Section 19.10. All invoices to Barrier shall be sent to the “Attention: Accounts Payable” at the address first set forth in Section 19.10.

8.5	Audit. Barrier shall have the option, on an annual calendar-year basis, to request an audit of any Product prices or other charges invoiced by DSM during the preceding year. Such audits shall be performed by an independent certified public accountant, mutually agreeable to Barrier and DSM (the “Independent Auditor”), who shall be permitted to review DSM’s records and accounts relating to this Agreement to verify that invoices issued hereunder were correctly prepared. The Independent Auditor shall only report to Barrier whether the invoices were correctly calculated; and if not, the amount by which the invoices were over-stated or under-stated. Barrier shall not otherwise have access to the financial records of DSM. The Independent Auditor shall be subject to the confidentiality provisions set forth in Article 14. Promptly following the report of the Independent Auditor, the Parties shall resolve any over-charges or under-charges in good faith.

ARTICLE 9: RECALLS

9.1

Product recalls and FDA contacts relating to recall of Product shall be the responsibility of, and under the control of, Barrier. However, in the event that either Party has reason to believe that any Products should be recalled or withdrawn from distribution, such Party shall promptly inform the other in writing prior to taking any such action. Barrier shall notify the FDA, DEA, and any foreign regulatory agencies of any recall, and shall be responsible for coordinating all necessary activities regarding the action taken. DSM and Barrier acknowledge that each Party has significant regulatory obligations; and accordingly agree that each Party shall fully cooperate with the other to complete the recall, and shall thereafter resolve any allocation of liability as may be appropriate in accordance with the terms of this Agreement.

9.2	If any Product is recalled as a result of the supply by DSM of Product that does not conform to the Specifications or other Product requirements of this Agreement, then subject to Section 5.4, DSM shall reimburse Barrier for its reasonable expenses actually incurred as a result of such recall. If Barrier elects to utilize a Third Party to conduct a recall, Barrier shall so notify DSM and shall await DSM’s consent, which consent shall not unreasonably be withheld.

9.3	If each Party contributes to the cause for a recall, the expenses actually incurred as a result of such recall will be shared in proportion to each Party’s responsibility. All other recalls of Product shall be at Barrier’s sole expense. Barrier shall give DSM prompt written notice of any Product recalls that Barrier believes were caused or may have been caused by DSM’ failure to comply with this Agreement or the Specifications.

9.4	Barrier shall maintain records of all sales of Commercial Product and customers sufficient to adequately administer a recall, market withdrawal or correction for a period of five (5) years after termination or expiration of this Agreement. Subject to Section 9.1, Barrier shall in all events be responsible for conducting any recalls, market withdrawals or corrections with respect to the Product.

ARTICLE 10: VALIDATION; REGULATORY

10.1	Validation.

10.1.1	DSM shall prepare equipment qualification and manufacturing validation procedures, and shall perform qualification of equipment and utilities as well as validation of the manufacturing, packaging and cleaning processes in accordance with such procedures.

10.1.2	The Parties recognize that the Validation Lots are being manufactured in part to validate their manufacturability and conformity to the Specifications. Therefore, any part of the Validation Lots which the Parties determine does not meet the Specifications shall not be subject to the warranty contained in Section 5.1 hereof or to the claims procedures set forth in Section 12.1 hereof; and, unless the failure of such nonconforming Validation Lot is due to the negligence or fault of DSM, Barrier shall pay DSM the full Product Price for such nonconforming Validation Lots as set forth in Section 8.1 hereof. Barrier shall not pay DSM for Validation Lots which fail to meet the Specifications due to the fault or negligence of DSM.

10.2	Regulatory.

10.2.1	DSM will provide Barrier with standard regulatory support as identified under the heading “Regulatory Support” in Exhibit 7 attached hereto. In addition, DSM shall provide Barrier with regulatory consulting services as identified under the heading “Regulatory Consulting” in Exhibit 7 attached hereto. Regulatory support services, as identified in Exhibit 7, shall be at no additional charge to Barrier; regulatory consulting services shall be billed at DSM’s standard hourly rates and payable pursuant to Section 8.4 of this Agreement. Additional regulatory services and/or documentation may be provided by DSM, subject to the agreement of the Parties and subject to additional charges.

10.2.2	Barrier shall provide DSM with all documents reasonably requested by DSM relating to the FDA’s pre-approval inspection of DSM’s manufacturing facility, including, but not limited to, development reports, CMC sections of Barrier’s NDA or other Regulatory Documentation and stability data. In addition, Barrier shall provide to DSM a copy of Barrier’s annual report with respect to the manufacture and control of the Product; and Barrier shall take into consideration any DSM comments to such annual report with respect to the Product. DSM shall provide comments on the Annual Report to Barrier within 3 days after receipt. Notwithstanding the foregoing or anything in this Agreement to the contrary, Barrier shall be solely responsible for the CMC regulatory strategy.

10.3	Analytical and Validation Methodology. Any analytical and validation methodology supplied by Barrier and required for use by DSM in the production of Product hereunder (i) must be certified by Barrier to be appropriate for the intended use (e.g., cleaning verification, product release, in-process testing, and stability testing), (ii) must be validated per current regulatory guidelines, and (iii) must be readily available to DSM personnel during any regulatory inspection in the DSM site. Periodic recertification of methods validations may be required in accordance with CGMP. Required analytical and validation methodology which is not supplied by Barrier, or not previously developed by DSM for Barrier, will be developed by DSM at Barrier’s expense according to DSM’s standard rates.

10.4	Reference Standards. Reference standards required for API and key components of the Product which are readily available through the U. S. Pharmacopaeia shall be provided by DSM. If such reference standards are not readily available or must be made to order, they shall be obtained at Barrier’s expense, including any re-certifications thereof.

10.5	Stability Studies. DSM shall provide stability studies once per year, per SKU, at no additional cost to Barrier. Additional stability studies shall be available to Barrier at DSM’s standard rates.

ARTICLE 11: TERM; TERMINATION

11.1	Term. Unless sooner terminated pursuant to the terms hereof, the term of this Agreement shall commence on the Effective Date and shall continue in force and effect until December 31, 2009.

11.2	Termination by Mutual Agreement. This Agreement may be terminated at any time upon mutual written agreement between the Parties.

11.3	Termination for Default. This Agreement may be terminated by either Party in the event of the material breach or default by the other Party of the terms and conditions hereof; provided, however, the other Party shall first give to the defaulting Party written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor. Upon receipt of such notice, the defaulting Party shall have thirty (30) days to respond by curing such default (or ten (10) business days with respect to a failure by Barrier to pay any amounts hereunder when due); or (other than with respect to Barrier’s failure to pay any amounts hereunder when due) by delivering to the other Party a certificate that such breach is not capable of being cured within such thirty (30) days and that the breaching Party is working diligently to cure such breach; but in no event shall the time period for curing such breach exceed an additional thirty (30) days. If the breaching Party does not so respond or fails so to work diligently and to cure such breach within the additional time set forth above, then the other Party may either suspend the Agreement indefinitely or terminate the Agreement. Termination of this Agreement pursuant to this Section 11.3 shall not affect any other rights or remedies which may be available to the non-defaulting Party.

11.4	Bankruptcy; Insolvency. Either Party may terminate this Agreement upon the occurrence of either of the following:

11.4.1	The entry of a decree or order for relief by a court having jurisdiction in respect of the other Party in an involuntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or under any other applicable federal or state insolvency or other similar law and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

11.4.2	The filing by the other Party of a petition for relief under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar law.

11.5

Expiration; Termination; Consequences. Upon expiration or termination of this Agreement, whichever is sooner (but in the case of termination, only if directed by the terminating Party in the notice of termination), DSM shall manufacture and ship, and Barrier shall purchase in accordance with the provisions hereof, any and all amounts of Product ordered by Barrier hereunder prior to the date on which such notice is given; and DSM shall return to Barrier all unused Active Pharmaceutical Ingredients in DSM’s possession which have been provided by Barrier hereunder. In addition, upon expiration or termination of this Agreement, whichever is sooner, at Barrier’s option, (i) the Parties shall promptly agree on a procedure which allows Barrier to possess any equipment located at DSM’s facility that is owned by Barrier (with Barrier paying all reasonable costs to access and remove such equipment, including DSM’s facility restoration costs), or (ii) DSM shall purchase such equipment from Barrier by paying Barrier the depreciated (calculated on a straight-line basis) book value thereof.

11.5.1	In addition, upon expiration or termination of this Agreement, at DSM’s option, Barrier shall purchase from DSM (i) at DSM’s Acquisition Cost, all Active Pharmaceutical Ingredients, Excipients and other materials acquired by DSM hereunder, (ii) all work-in-progress for the Product at *** and (iii) all other finished Product then in DSM’s possession; and (iv) Barrier shall compensate DSM for all other uncancellable commitments made by DSM to satisfy existing purchase orders. Notwithstanding the foregoing, if any cancellation penalty amount is less than an actual expense for such commitment (including restocking fees for returnable materials), Barrier shall be required to reimburse DSM solely for the amount of the cancellation penalty rather than for the applicable expense.

11.5.2	Upon expiration or termination of this Agreement, the obligations of: (i) confidentiality; (ii) restrictions on use of Confidential Information; (iii) indemnification; and (iv) warranties and obligations with respect to product quality set forth in this Agreement and the Quality Agreement shall survive such expiration or termination.

ARTICLE 12: CLAIMS

12.1	Claims.

12.1.1	In the event that any of the Product delivered to Barrier’s designated carrier by DSM shall, upon visual inspection, fail to conform with any warranty set forth herein, Barrier shall reject such Product by giving written notice to DSM within thirty (30) days after Barrier’s receipt of such Product and all associated quality assurance documents, including, without limitation, the certificate of analysis. Barrier shall give notice of any defect not discovered during the incoming visual inspection promptly after its discovery.

12.1.2	For any claim relating to the container or container closure system for Products packaged by DSM, Barrier shall make the subject packaging available to DSM for analysis.

12.1.3	Any notice given hereunder shall specify the manner in which the Product fails to meet such warranty or the Specifications. If it is determined by agreement of the Parties (or in the absence of agreement of the Parties, by a mutually acceptable independent laboratory or consultant whose fees shall be paid by the non-prevailing Party), that the nonconformity is due to damage to the Product caused by Barrier or its agents, then DSM shall have no liability to Barrier with respect thereto. If the nonconformity is otherwise caused by DSM’s breach of this Agreement, negligence or willful misconduct, then DSM shall credit Barrier’s account for the price invoiced for such nonconforming Product.

12.1.4	If payment therefore has previously been made by Barrier, DSM shall, at Barrier’s option, (x) apply such credit against future orders; (y) offset the amount thereof against other amounts then due DSM hereunder; or (z) replace such nonconforming Product with conforming Product at no additional cost to Barrier.

12.1.5	CLAIMS ARISING HEREUNDER SHALL BE DEEMED TO HAVE BEEN WAIVED BY BARRIER IF NOT BROUGHT WITHIN SIX (6) MONTHS FOLLOWING THE DATE OF THE OCCURRENCE GIVING RISE TO THE CLAIM, EXCEPT FOR CLAIMS RELATING TO LATENT PRODUCT DEFECTS WHICH COULD NOT REASONABLY HAVE BEEN DISCOVERED. SUCH LATENT DEFECT CLAIMS SHALL BE DEEMED WAIVED BY BARRIER IF NOT BROUGHT WITHIN THREE (3) MONTHS FOLLOWING DISCOVERY OF THE DEFECT, BUT IN NO CASE LATER THAN THREE (3) MONTHS FOLLOWING THE EXPIRATION DATE OF SUCH PRODUCT.

12.2	Disposition of Nonconforming Product. In any case where Barrier expects to make a claim against DSM with respect to damaged or otherwise nonconforming Product, Barrier shall not dispose of such Product without written authorization and instructions of DSM either to dispose of the Product or to return the Product to DSM.

12.3	Product Holds/Rejects. DSM will notify Barrier per the Quality Agreement of Product holds and/or rejects that may have an impact on the manufacturing process and that may require Barrier approval prior to resolution.

ARTICLE 13: INDEMNIFICATION OF THIRD PARTY CLAIMS

13.1

Indemnification by Barrier. Barrier shall indemnify, defend and hold DSM, its Affiliates and their respective directors, officers, employees, agents, successors and assigns, harmless from and against any damages, judgments, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of or in connection with (a) any Third Party claim of illness, injury, or death caused by the use of any Product manufactured by DSM hereunder in accordance with the Specifications; or (b) any proceeding instituted by or on behalf of a Third Party based upon a claim that the manufacture, use or sale of the Product infringes a United States patent or any other proprietary rights claimed by Barrier and utilized by DSM in the production of the Product; or (c) any claim of illness, injury, or death arising out of Barrier’s failure to inform DSM of health risks pursuant to Section 2.4 above; or (d) any act or omission of negligence, gross negligence or willful misconduct by Barrier or its respective directors, officers, employees, agents, or representatives.

13.2	Indemnification by DSM. DSM shall indemnify, defend and hold Barrier, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any damages, judgments, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of or in connection with any Third Party claim of illness, injury or death caused by the use of any Product manufactured by DSM hereunder which does not conform to the Specifications; or (b) any proceeding instituted by or on behalf of a Third Party based upon a claim that the manufacture of the Product infringes a United States patent or any other proprietary rights (except for such claims as are subject to indemnity by Barrier pursuant to Section 13.1, above) or (c) any act or omission of negligence, gross negligence or willful misconduct by DSM or its respective directors, officers, employees, agents, or representatives.

13.3	Indemnification Procedures. A Party (the “Indemnitee”) which intends to claim indemnification under this Article 13 shall promptly notify the other Party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which the Indemnitee or any of its Affiliates, or any of their respective directors, officers, employees or agents intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee, its Affiliates, and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation, negotiation, compromise, settlement and defense of any action, claim or other matter covered by this indemnification. The Indemnitor shall be in charge of and control of any such investigation, negotiation, compromise, settlement and defense, and shall have the right to select counsel with respect thereto, provided that the Indemnitor shall promptly notify the Indemnitee of all material developments in the matter. In no event shall the Indemnitee compromise or settle any such matter without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; nor shall the non-consenting Party be bound by any such settlement. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

13.4	Survival of Indemnification Obligations. The provisions of this Article 13 shall survive the expiration or termination of this Agreement.

ARTICLE 14: CONFIDENTIALITY

14.1	During the term of this Agreement and for a period of seven (7) years following termination of this Agreement, each of Barrier and DSM agrees not to publish, disclose or use for any purpose other than its performance hereunder, any information disclosed by the other Party which is DSM Intellectual Property or Barrier Intellectual Property, respectively, or which is designated as proprietary or confidential (“Confidential Information”), including, without limitation, information stored on audio or video tapes and disks, or information or knowledge visually acquired by or generated by Barrier or DSM personnel in the form of written notes and memoranda memorializing information or knowledge acquired visually, aurally or orally in the course of either Party’s performance hereunder.

14.2	Each Party shall limit disclosure of Confidential Information received hereunder to only those of its (or its Affiliates’) officers and employees who are directly concerned with the performance of this Agreement. Each Party shall advise such officers or employees upon disclosure of any Confidential Information to them of the confidential nature of the Confidential Information and the terms and conditions of this Article 14, and shall use all reasonable safeguards to prevent unauthorized disclosure of the Confidential Information by such officers and employees.

14.3	Both Parties agree that the following shall not be considered Confidential Information subject to this Agreement:

14.3.1	information that is in the public domain by publication or otherwise, provided that such publication is not in violation of this Agreement or any other confidentiality agreement;

14.3.2	information that the Receiving Party can establish in writing was in the Receiving Party’s possession prior to the time of disclosure by the Disclosing Party and was not acquired, directly or indirectly, from the Disclosing Party;

14.3.3	information that the Receiving Party lawfully receives from a Third Party; provided, however, that such Third Party was not obligated to hold such information in confidence;

14.3.4	information that, prior to the Disclosing Party’s disclosure thereof, was independently developed by the Receiving Party without reference to any Confidential Information as established by appropriate documentation; and

14.3.5

information that the Receiving Party is compelled to disclose by a court, administrative agency, or other tribunal; provided however, that in such case the Receiving Party shall immediately give as much advance notice as feasible to the Disclosing Party to enable the Disclosing Party to exercise its legal rights to prevent and/or limit such disclosure. In any event, the Receiving Party shall disclose only that portion of the Confidential Information that, in the opinion of the Receiving Party’s legal counsel, is legally required to be disclosed and will exercise reasonable best efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court, administrative agency or tribunal.

14.4	All Confidential Information shall remain the property of the Disclosing Party. Upon the termination of this Agreement, or at any time upon the request of the other Party, the Receiving Party shall immediately return or destroy any Confidential Information in the Receiving Party’s possession, custody or control, except that the Receiving Party may keep one (1) copy for archival purposes. The Disclosing Party’s failure to request the return of Confidential Information shall not relieve the Receiving Party of its confidentiality obligations under this Agreement.

14.5	Each Party acknowledges and expressly agrees that the remedy at law for any breach by it of the terms of this Article 14 shall be inadequate and that the full amount of damages which would result from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in the event of a breach or threatened breach by either Party of this Article 14, the other Party shall be entitled to immediate injunctive relief prohibiting any such breach and requiring the immediate return of all Confidential Information. The remedies set forth in this Section 14.5 shall be in addition to any other remedies available for any such breach or threatened breach, including the recovery of damages from the breaching Party.

14.6	The terms and conditions of this Agreement, but not the fact of its existence, shall constitute Confidential Information of Barrier, except that either Party may disclose such terms and conditions to its corporate affiliates in accordance with Section 14.1 hereof.

ARTICLE 15: INTELLECTUAL PROPERTY

15.1	Except as provided in Section 15.3, all DSM Intellectual Property and any Developments thereof during the term of this Agreement shall remain the property of DSM. Barrier shall have a license to use any DSM Intellectual Property supplied to it solely to the extent necessary to assist Barrier in its performance hereunder. Barrier shall acquire no other right, title or interest in the DSM Intellectual Property as a result of its performance hereunder.

15.2	Except as provided in Section 15.3, all Barrier Intellectual Property and any Developments thereof during the term of this Agreement shall remain the property of Barrier. DSM shall have a license to use any Barrier Intellectual Property supplied to it solely to the extent necessary to assist DSM in its performance hereunder. DSM shall acquire no other right, title or interest in the Barrier Intellectual Property as a result of its performance hereunder.

15.3	Joint Developments by Barrier and DSM of DSM Intellectual Property shall remain the property of DSM, however Barrier shall have a non-exclusive, royalty-free license to use such Developments, but without the right to sub-license to any third party without the consent of DSM. Likewise, joint Developments by Barrier and DSM of Barrier Intellectual Property shall remain the property of Barrier, however DSM shall have a non-exclusive, royalty-free license to use such Developments to the extent they are applicable to DSM’s process technology, but without the right to sub-license to any third party without the consent of Barrier.

15.4	In the event that either Party decides to file one or more patent applications covering any joint Developments, then the non-filing Party shall, at the filing Party’s request and expense, assist the first Party in the preparation and prosecution of such patent application(s) and shall execute all documents deemed necessary by the filing Party for the filing thereof and/or the vesting in both Parties of joint title thereto.

ARTICLE 16: FORCE MAJEURE

16.1	Effects of Force Majeure. Neither Party shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement in case such failure or delay is due to any condition beyond the reasonable control of the affected Party including, without limitation, Acts of God, strikes or other labor disputes, war, riot, earthquake, tornado, hurricane, fire, civil disorder, explosion, accident, flood, sabotage, lack of or inability to obtain adequate fuel, power, materials, labor, containers, transportation, supplies or equipment, breakage or failure of machinery or apparatus, national defense requirements, or supplier strike, lockout or injunction (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues, provided, however, that Barrier may cancel without penalty any and all Purchase Orders in the event DSM is unable to fulfill an outstanding Purchase Order within ninety (90) days of its scheduled delivery date due to a Force Majeure Event. Upon cessation of such Force Majeure Event, such Party shall promptly resume performance on all Purchase Orders which have not been terminated.

16.2	Notice of Force Majeure Event. In the event either Party is delayed or rendered unable to perform due to a Force Majeure Event, the affected Party shall give notice thereof and its expected duration to the other Party promptly after the occurrence of the force majeure event; and thereafter, the obligations of the affected Party will be suspended during the continuance of the Force Majeure Event. The affected Party shall take commercially reasonable steps to remedy the Force Majeure Event with all reasonable dispatch, but such obligation shall not require the settlement of strikes or labor controversies on terms unfavorable to the affected Party.

ARTICLE 17: LEGAL COMPLIANCE; AUTHORIZATION

17.1	Legal Compliance. Each Party shall comply in all material respects with all federal and state laws and regulations applicable to the conduct of its business pursuant to this Agreement, including, but not limited to, the FD&C Act.

17.2	Authorization.

17.2.1	DSM hereby represents and warrants to Barrier that all corporate action on the part of DSM and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of DSM hereunder has been taken.

17.2.2	Barrier hereby represents and warrants to DSM that all requisite action on the part of Barrier and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Barrier hereunder has been taken.

ARTICLE 18: PRESS RELEASES; USE OF NAMES

18.1	Press Releases. Any press release, publicity or other form of public written disclosure related to this Agreement prepared by one Party shall be submitted to the other Party prior to release for approval, which approval shall not be unreasonably withheld or delayed by such other Party; provided, however, that Barrier and DSM’s parent company may announce the signing of this Agreement in their quarterly results release without prior approval. This Section 18.1 shall not apply to package inserts, promotional material, or any other disclosure relating to any aspect of Commercial Product other than the manufacturing thereof.

18.2	Use of Names. Except as expressly provided or contemplated hereunder and except as otherwise required by applicable law, no right is granted pursuant to this Agreement to either Party to use in any manner the trademarks or name of the other Party, or any other trade name, service mark, or trademark owned by or licensed to the other Party in connection with the performance of this Agreement. Notwithstanding the above, as may be required by applicable law, Barrier, DSM and their Affiliates shall be permitted to use the other Party’s name and to disclose the existence and terms of this Agreement in connection with securities or other public filings.

ARTICLE 19: MISCELLANEOUS

19.1	Independent Contractors. The relationship between Barrier and DSM is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between Barrier and DSM. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

19.2	Assistance from Barrier. To assist DSM in its performance of this Agreement, Barrier shall provide DSM, in a timely fashion, with all relevant information, documentation and data (including without limitation any information, documentation and data relating to product safety and information, documentation and data, including NDA and/or other Regulatory Documentation numbers, NDC codes, etc., necessary for DSM to drug list the product) which is necessary or appropriate for DSM’s performance hereunder. If requested by DSM to provide support or information, Barrier shall provide such support or information (or an explanation of the legitimate reason for any delay and a projected date by which such support or information will be provided) within five (5) business days of DSM’s request. In the event Barrier is to review or approve any information, documentation, data or samples prepared or supplied by or on behalf of DSM, it shall complete such review and approval process within five (5) business days.

19.3	Assignment; Subcontractors. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not unreasonably be withheld; provided that, subject to Section 3.2 hereinabove, Barrier may assign this Agreement without DSM’s consent to any person or entity that (a) acquires all or substantially all of the stock or assets of Barrier or (b) acquires, whether by license, divestiture or otherwise, all or substantially all of Barrier’s assets which are the subject matter of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of responsibility for the performance of any obligation which accrued prior to the effective date of such assignment. DSM may, with Barrier’s prior written consent, utilize subcontractors to perform any part of this Agreement.

19.4	Continuing Obligations. Termination, assignment or expiration of this Agreement shall not relieve either Party from full performance of any obligations incurred prior thereto.

19.5	Waiver. Neither Party’s waiver of any breach or failure to enforce any of the terms and conditions of this Agreement, at any time, shall in any way affect, limit or waive such Party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

19.6

Severability. Each Party hereby expressly agrees that it has no intention to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or either Party hereto, in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the Parties, so long as enforcement of the remainder does not violate the Parties’ overall intentions in this transaction.

19.7	Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

19.8	Construction. This Agreement has been jointly prepared on the basis of the mutual understanding of the Parties and shall not be construed against either Party by reason of such Party’s being the drafter hereof or thereof.

19.9	Exhibits, Schedules and Attachments. Any and all exhibits, schedules and attachments referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

19.10	Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by (a) registered or certified mail, return receipt requested, (b) a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid or (c) facsimile (with the original promptly sent by any of the foregoing manners), and shall be deemed to have been given upon mailing or upon transmission by facsimile, as the case may be. Any such notices shall be addressed to the receiving Party at such Party’s address set forth below, or at such other address as may from time to time be furnished by similar notice by either Party:

If to DSM:	DSM Pharmaceuticals, Inc.
5900 NW Greenville Blvd.
Greenville, NC 27834
Attn: Terry Novak, Chief Marketing Officer
Phone No.: (252) 707-7620
Facsimile No.: (252) 707-7046

With a copy of legal notices to: Attn: Company Secretary

If to Barrier:	Barrier Therapeutics, Inc.
600 College Road East, Suite 3200
Princeton, NJ 08540
Attn: Charles T. Nomides
Phone: (609) 945-1200
Facsimile No.: (609) 945-1212

19.11

Counterparts. This Agreement and any amendment or supplement hereto may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement and any such amendment or supplement by any Party hereto will not become effective until counterparts hereof have been executed by both Parties hereto.

19.12	Governing Law; Entire Agreement. The validity, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without regard to the conflicts of laws provisions thereof. This document, along with the Quality Agreement constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement. No terms, conditions, understanding, or agreement purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by the Party to be bound. No modification to this Agreement shall be effected by the acknowledgment or acceptance of any purchase order or shipping instruction forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein.

19.13	Exhibits. The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit 1: Product Price and Contract Quantities

Exhibit 2: Capital Equipment

Exhibit 3: Active Ingredient and Excipient Specifications

Exhibit 4: Packaging Specifications

Exhibit 5: Product Specifications

Exhibit 6: Quality Agreement

Exhibit 7: Pricing for Development Activities and Clinical Trials Exhibit 8: Material Lead Times

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

BARRIER THERAPEUTICS, INC.

By:	/s/ A. Altomari
Name:	A. Altomari
Title:	Chief Commercial Officer

DSM PHARMACEUTICALS, INC.

By:	/s/ Terence S. Novak
Name:	Terence S. Novak
Title:	Chief Marketing Officer

EXHIBIT 1: PRODUCT PRICE &***

Commercial Pricing:

Zimycan 30gm Tube Full Batch ***	2005		2006		2007		2008		2009
***		***		***		***		***		***
Product Price	$	***	$	***	$	***	$	***	$	***

Zimycan 45gm Tube Full Batch ***	2005	2006	2007	2008	2009
***	***	***
Product Price	***	***

Sample Pricing:

Zimycan 5gm Tube	2005	2006		2007	2008	2009
***			***
Product Price		$	***

Zimycan 30gm Tube Sample Tube Full Batch ***	2005	2006	2007	2008	2009
***	***
Product Price	***

Assumptions:

1.	Commercial volumes will be manufactured, packaged and tested in campaigns of no less than *** per year.

2.	Commercial Pricing and Sample pricing to be confirmed upon finalization of release testing methodology and associated resources.

3.	Commercial volumes and prices are full batch quantities and are for US distribution.

4.	Commercial and Sample Pricing is based upon packaging configuration below.

5.	Pricing does not include the 45 Gram Tube or the 30 Gram Sample Tube.

6.	Additional placebo batches for release testing will be priced as needed.

30 Gram Tube
Component	Dimensions
Tube (Aluminum)	130 (H) x 22 (D)
Carton (4 Panels)	37.00 (L) x 36.00 (W) x 145.00 (H)
Insert (Roll Feed)	7 1/2 (L) x 12 1/8 (W) (max size)
Shipper	72 per Shipper Bundled by 12

5 Gram
Component	Dimensions
Tube (Aluminum)	93 mm (H) x 13.5 mm (D)

EXHIBIT 2: CAPITAL / EQUIPMENT

No capital equipment is being purchased by Barrier for this project.

EXHIBIT 3: ACTIVE INGREDIENT AND EXCIPIENT SPECIFICATIONS

(See attached specifications)

EXHIBIT 4: PACKAGING SPECIFICATIONS

(See attached specifications)

EXHIBIT 5: PRODUCT SPECIFICATIONS

(See attached specifications)

EXHIBIT 6: QUALITY AGREEMENT

(See attached agreement)

QUALITY AGREEMENT

BY AND BETWEEN

Barrier Therapeutics, Inc.

600 College Road East

Princeton, NJ 08540-6697

(hereafter called “Barrier”)

Approved by:
Barrier Therapeutics, Inc.

By:	Irene Wei
Name/Title: Irene Wei, PhD, MBA
Head, Quality Assurance/Quality Control

Date:	8/6/04

And

DSM Pharmaceuticals, Inc.

5900 NW Greenville Blvd.

Greenville, North Carolina 27834

(hereafter called “DSM”)

Approved by:
DSM Pharmaceuticals, Inc.

By:	Warren A. Horton
Warren A. Horton
Vice President Quality Assurance

Date:	7/21/04

The Products Listed in Appendix I (hereafter called the “Product” or “Products”) are subject to the following conditions:

TABLE OF CONTENTS

1.	QUALITY AGREEMENT	1

	1.1 Purpose	1

	1.2 Relationship to Supply Agreement	1

2.	PRODUCTS	1

3.	ADMINISTRATIVE INFORMATION	1

	3.1 Barrier Contact Names	1

	3.2 DSM Contact Names	1

4.	TERM OF AGREEMENT	1

5.	MANUFACTURING GMP COMPLIANCE	2

	5.1 General	2

	5.2 Premises	2

	5.3 GMP Guidelines	2

	5.4 Materials	2

	5.5 Materials procured by DSM	3

	5.6 Materials Supplied by Barrier for DSM	3

	5.7 Master Production Records	3

	5.8 Standard Operating Procedures	3

	5.9 Methods Validation Certification	4

	5.10 Lot Numbers	4

	5.11 Dates of Manufacture and Expiration	4

	5.12 Manufacturing and Equipment Data	4

	5.13 Storage and Shipment	5

6.	QUALITY CONTROL	5

	6.1 General	5

	6.2 In-Process and Finished Product Testing	5

	6.3 Retain Samples	6

	6.4 Routine Stability Program	6

	6.5 Out-of-Specification (OOS) Investigations	7

7.	QUALITY ASSURANCE	7

	7.1 Deviations and Investigations	7

	7.2 Lot Disposition	7

-i-

	7.3 Quality Assurance Certificate of Compliance/Analysis	7

	7.4 Product Release	8

	7.5 Product Complaints and Recalls	8

	7.6 Records Retention	9

	7.7 Quality Assurance Presence in the Manufacturing Facility	9

8.	REGULATORY COMPLIANCE	9

	8.1 Regulatory Inspections	9

	8.2 Regulatory Actions	10

	8.3 Regulatory Affairs	10

	8.4 Right to Audit	11

	8.5 Audit Closeout	11

	8.6 GMP Documentation	11

9.	DISPUTE RESOLUTION	11

10.	CHANGE MANAGEMENT	12

	10.1 Technical & cGMP Impact Assessment	12

11.	PRODUCT AND PROCESS VALIDATION	12

	11.1 Process Validation	12

	11.2 Cleaning Validation	12

	11.3 Equipment, Computer, Facility, and Utilities Qualification	13

	11.4 Laboratory Qualification	13

12.	ANNUAL PRODUCT REVIEW, ANNUAL REPORT AND DRUG LISTING	13

	12.1 Annual Product Review	13

	12.2 Annual Report	13

	12.3 Drug Listing	13

-ii-

QUALITY AGREEMENT

By and Between DSM Pharmaceuticals, Inc.

And Barrier Corporation

ARTICLE 1: QUALITY AGREEMENT

1.1	Purpose

1.1.1	This agreement (this “Agreement”) defines the roles and responsibilities for DSM when providing services and/or Products for Barrier.

1.1.2	This Agreement also defines how the quality departments of DSM and Barrier will interact with each other.

1.2	Relationship to Supply Agreement

1.2.1	This Agreement shall be incorporated within and constitute a part of the supply agreement by and between DSM and Barrier (the “Supply Agreement”).

1.2.2	In the event of a conflict between any of the provisions of this Quality Agreement and the Supply Agreement, the provisions of the Supply Agreement shall govern.

ARTICLE 2: PRODUCTS

The Products to be manufactured for Barrier by DSM are described in Appendix I.

ARTICLE 3: ADMINISTRATIVE INFORMATION

3.1	Barrier Contact Names

See Appendix II.

3.2	DSM Contact Names

See Appendix II.

Contact names may be updated as required upon written notice by either party to the other.

ARTICLE 4: TERM OF AGREEMENT.

This Quality Agreement shall continue in force for the term of the Supply Agreement with respect to Product supplied thereunder. This Quality Agreement may be modified as agreed in writing by both parties.

ARTICLE 5: MANUFACTURING GMP COMPLIANCE

5.1	General

The manufacturing operations for the Products to be performed by DSM are defined in the Supply Agreement; and responsibilities are outlined in Appendix IV of this Quality Agreement.

5.2	Premises

5.2.1	DSM will perform required operations for manufacturing activities at its Greenville, North Carolina site.

5.2.2	The premises and equipment used to manufacture the Products will be maintained according to current regulatory requirements and in accordance with the controlled documentation approved by Barrier.

5.2.3	The manufacture of the Products will be conducted in a suitably controlled environment and such facilities will be regularly monitored for parameters critical to the process to demonstrate compliance with (i) applicable GMP guidelines and (ii) any conditions registered in the manufacturing authorization (NDA or ANDA or investigational application).

5.2.4	DSM will maintain controlled access to the premises. All visitors shall comply with DSM’s current security and safety requirements, including requirements that visitors sign in and be escorted during any visit to the areas of the premises used to manufacture, test, and store the Products.

5.3	GMP Guidelines

The principles detailed in the US, EU and ICH Current Good Manufacturing Practices (including 21 CFR 210 and 211) that govern the standards of manufacture for any product intended for human use, as well as the product cGMP Guidelines, will govern (i) the standards of manufacture of the Products, (ii) the Product specifications, (iii) any applicable product license, and (iv) the NDA/ANDA application, pharmacopoeia or formulatory requirements.

5.4	Materials

5.4.1	DSM will use only chemical materials, packaging, and labeling components approved by Barrier and tested in accordance with the documentation reviewed and approved by Barrier.

5.4.2	Prior to DSM’s disposition of Product for release by Barrier, all materials used in the Products shall meet DSM’s requirements for production use.

5.5	Materials procured by DSM

5.5.1	DSM will assure compliance of vendors chosen by DSM and will provide a Certificate of Compliance upon request. For vendors designated by Barrier and which are not DSM-approved vendors, Barrier shall be responsible for qualifying such vendors of materials used in the Products; and Barrier will provide DSM with a Certificate of Conformance statement for such vendors when requested. DSM shall maintain a quality review program for materials vendors/suppliers according to defined policies; and documentation developed in the vendor review program shall be available for review by Barrier upon request.

5.5.2	DSM is responsible for ensuring that all material and components procured by DSM for use in the Product are in full compliance with the specifications listed in documentation reviewed and approved by Barrier. Raw Materials are given a repeat test date upon the satisfactory completion of all initial testing. Repeat testing will be performed at defined time intervals to ensure the chemical, microbiological, and physical stability of the raw materials unless Barrier provides an official expiration date. Excipient testing may be conducted by an approved third-party contract testing laboratory.

5.5.3	DSM is responsible for ensuring that all materials are stored properly, used correctly, appropriately tested upon receipt, and traceable to the relevant Certificate of Analysis for the materials.

5.6	Materials Supplied by Barrier for DSM

Barrier is responsible for ensuring that all materials and components supplied by Barrier for use in the Products are in full compliance with the specifications registered. Barrier will provide DSM a Certificate of Compliance statement for the vendors that Barrier is responsible for qualifying, and a Certificate of Analysis for materials supplied by Barrier.

5.7	Master Production Records

DSM may transcribe the manufacturing information (i.e., formulation, filling work order, packaging work order, etc.) into its own format and shall obtain written approval from Barrier for each document version before manufacturing. Mutually agreed changes to documentation will be handled as outlined by Change Management (see Section 10) of this agreement.

5.8	Standard Operating Procedures

DSM is responsible for maintaining any SOPs required to manufacture, test, store, disposition for release, and/or release the Products at DSM in accordance with applicable GMP guidelines.

5.9	Methods Validation Certification

5.9.1	For those analytical methods to be provided by Barrier, Barrier shall be responsible for providing to DSM approved copies of the current and complete regulatory filed analytical methods relating to the Products, for application by DSM in the production process, including receipt of API and raw materials, in-process product testing, product lot release, drug and product stability, and cleaning validation.

5.9.2	For the analytical methods to be provided by Barrier as forth in Section 5.9.1, Barrier shall provide to DSM a Certification of Methods Validation Compliance stating that “The methods are appropriate for the intended purpose, are validated per relevant regulatory guidelines, and are readily available in case of a regulatory inspection.”

5.9.3	Any new analytical methods that are to be validated by DSM must be reviewed and approved by Barrier prior to implementation.

5.10	Lot Numbers

Batch numbers assigned for each batch of finished pharmaceutical product manufactured by DSM shall be comprised of six (6) randomly assigned alpha-numeric characters, with an optional seventh (7th) alpha character added as a suffix. The first character of the batch number shall always be an alpha character.

5.11	Dates of Manufacture and Expiration

The product certificate of compliance (the “COC”) for each batch shall utilize a month/year format of MM/YY. The date of expiration on the formal packaging work order batch record shall utilize the format of MM/YYYY. DSM will determine the actual date of manufacture (the “DOM”) for each batch. The date of expiry shall be the last day of the month of the period of expiry, as computed from the DOM, minus one calendar month.

EXAMPLE: If product is manufactured on any day during February, 2004 with a one-year expiry, the date of expiration would be assigned as January 31, 2005. The date of expiration on the formal packaging work order batch record will utilized the format of MM/YYYY, in this example printed as 01/2005. The expiration date to appear on the Certificate of Compliance will have the format of the batch master (MM/YY) which in this example would be 01/05.

5.12	Manufacturing and Equipment Data

DSM is responsible for keeping records of equipment usage (including previous Product produced in non-dedicated equipment), cleaning, and any maintenance/calibration performed.

5.13	Storage and Shipment

5.13.1	Storage: DSM will store the Products under conditions specified by product label requirements as supplied by Barrier. DSM will ensure that during storage before shipping of the Products, appropriate controls are in place to insure that there is no interference, theft, product contamination, or mixture with any other products or materials. Barrier will provide details of any labeling requirements, container sealing and integrity, and storage and shipping conditions for the Products.

5.13.2	Packaging and Labeling for Transit: The Products will be labeled and packaged for transit pursuant to instructions timely provided to DSM in writing by Barrier and complying with cGMP and other applicable regulations (e.g., OSHA, DEA, DOT).

5.13.3	Segregation of Products: DSM will maintain proper segregation of the Products according to established DSM systems which may be reviewed by Barrier. Different lots of a single product or different types of products will not be mixed on a single pallet.

5.13.4	Shipment of Product to Barrier: Only approved, finished, labeled Products (unless unapproved or intermediate product is required by Barrier as set forth in Section 7.4.2 or 7.4.3), will be shipped by DSM to Barrier. DSM will not ship any product that is under quarantine unless according to strictly controlled procedures, as agreed between DSM and Barrier, which comply with all applicable regulatory requirements.

ARTICLE 6: QUALITY CONTROL

6.1	General

The testing activities for the materials and Products are to be performed by DSM according to the requirements of the Supply Agreement. Following DSM’s dispositioning for release of DSM approved Products to Barrier, the Barrier Quality Control Unit shall be responsible for approving or rejecting drug products manufactured, processed, or packed by DSM.

6.2	In-Process and Finished Product Testing

6.2.1	A method transfer of any test method developed by Barrier will be completed prior to DSM’s dispositioning of Products, utilizing the transferred method(s), for release by Barrier. Barrier will work collaboratively with DSM to transfer any methods required by DSM.

6.2.2	Barrier is responsible for supplying required reference standards that are not available from the Compendia. Such reference standards must be accompanied by a Certificate of Analysis listing the expiration date and any correction factors that need to be applied. Compendial reference standards are to be procured by DSM.

6.2.3	Barrier may perform testing to confirm the DSM data. Barrier may perform confirmatory testing during the initial term of this Agreement to validate the DSM data. Periodically thereafter, Barrier may test material to confirm the DSM data. Dispute resolutions in conflicting test data will be handled according to the provisions of Section 9.

6.2.4	In the event that Barrier completes any release testing required for the Products, Barrier will supply DSM with a Certificate of Analysis and any release testing data and test specifications from approved suppliers required for release by DSM. DSM shall evaluate all testing data supplied by Barrier in order to assign final disposition of Product. For any testing which Barrier completes, the results shall be made available to DSM in a timely manner so as not to delay release procedures.

6.3	Retain Samples

6.3.1	DSM will retain samples of the active ingredients for one (1) year beyond the expiration date of the last product manufactured with that lot of active ingredient. DSM will retain samples of excipients for a minimum of two (2) years beyond the Date of Manufacture. The amount of sample retained will be at least twice the quantity required to carry out all of the tests required to determine if the material meets its specifications, with the exception of sterility and pyrogen testing (CFR 211.170a).

6.3.2	Products. DSM will retain samples of the Products for one (1) year beyond the expiry period. The amount of sample retained will be at least twice the quantity required to carry out all of the tests required to determine if the material meets its specifications, with the exception of sterility and pyrogen testing. (CFR 211.170b)

6.4	Routine Stability Program

6.4.1	DSM is responsible for maintaining a routine stability testing program for the Products and will provide a stability report to Barrier annually. The stability program will be in compliance with regulatory commitments as notified by Barrier. Following initial commercial introduction, which requires three (3) lots to be placed on stability testing, at least one (1) lot of each product, of each strength, and in each package type (largest and smallest) will be placed on stability each year. The stability program will generally follow ICH guidelines. The stability protocol and/or any subsequent changes must be approved by Barrier.

6.4.2	Stability Failures. Any failures that are identified according to the stability program will be immediately communicated by DSM to Barrier.

6.5	Out-of-Specification (OOS) Investigations

6.5.1	DSM is responsible for investigating any testing performed by DSM that is confirmed as a failure to meet Product specifications. Each investigation will be reviewed by DSM’s Quality Assurance designee, and will follow internal procedures that are in accordance with regulatory guidelines. A copy of any final investigation report will be included in the release documentation package provided to Barrier.

6.5.2	DSM will notify Barrier of all OOS results (confirmed and unconfirmed) at the time that they are generated.

ARTICLE 7: QUALITY ASSURANCE

7.1	Deviations and Investigations

7.1.1	Deviations: Any investigative, hazardous, or reportable deviation from the process during manufacture or OOS result shall be documented by DSM and approved by DSM Quality Assurance and appropriate area management. DSM will notify Barrier of all deviations at the time they are generated. Barrier may, on a case by case basis, require review and signature authority for any deviation. A copy of any final investigation report will be reviewed with Barrier and included in the Release Documentation package provided to Barrier.

7.1.2	DSM will notify Barrier of the disposition of any rejected Products.

7.1.3	DSM will notify Barrier if any problems are discovered that may impact Product lots previously shipped to Barrier on a timely basis in order to assure that regulatory reporting guidelines may be met.

7.2	Lot Disposition.

For each lot, DSM will provide the documentation required in Appendix III.

7.3	Quality Assurance Certificate of Compliance/Analysis

7.3.1	DSM will provide a standard Certificate of Analysis indicating the test results of each test performed as well as a signed Certificate of Compliance confirming that the Products have been manufactured, tested, and stored according to the requirements of the Master Production Record and cGMP criteria.

7.3.2

DSM will provide complete copies to Barrier of the lot documentation (Manufacturing Work Order, Packaging Work Order, OOS and Deviation Report) for the first ten (10) commercial lots. Lot documentation for commercial lots beyond the first ten shall be subject to the mutual agreement of DSM and Barrier. Shipment of the first three lots will require prior authorization by Barrier. Additional copies, if requested by Barrier, shall be furnished by DSM upon reimbursement of DSM’s reasonable copying costs.

7.4	Product Release

7.4.1	Release to Commerce. Release to commerce, shipment, and further distribution of the Products, once dispositioned by DSM for release, is the responsibility of Barrier’s quality department. Barrier’s release to commerce shall be based on Barrier’s internal procedures, the full document package provided by DSM, and completion of any release testing required by Barrier Quality Control for its internal release criteria.

7.4.2	Release Pending FDA Approval. In the event that the Barrier requests DSM to ship an unlicensed product to Barrier to be held until FDA approval has been granted, then Barrier shall supply DSM with a written certification stating that “Product will not be released to commerce until regulatory approval has been obtained.” Upon receipt of such certification from Barrier, DSM will release product for shipment to Barrier, but such release shall not constitute a release to commerce.

7.4.3	Shipment of Intermediate Product. In the event that an intermediate product is to be shipped to Barrier for further processing, DSM will release coded product for shipment if all pre-defined intermediate release criteria are met. In such cases, further release to commerce of the finished product shall be the responsibility of Barrier.

7.4.4	Product Problems. Any problem discovered by Barrier likely to cause rejection of the approved Products will be communicated to DSM within thirty (30) days from receipt of the full release documentation package (see Appendix III).

7.5	Product Complaints and Recalls

7.5.1	Product Complaints: Barrier is responsible for receiving and initially investigating any Product complaints. Barrier will notify DSM of any problems thought to be due to manufacture which are found during the distribution of the product. Upon receipt of the notice of complaints, DSM will promptly perform investigations for these problems. Investigation reports will be forwarded to Barrier within thirty (30) days following the date of receipt by DSM. Barrier is responsible for reporting any complaint to the appropriate regulatory authority including adverse drug events reports. Any complaint received by DSM will be immediately forwarded to Barrier.

7.5.2

Product Recall: Barrier, with data and assistance provided by DSM, is responsible for filing Field Alerts and initiating product recalls due to any defect considered sufficiently serious. Barrier will provide DSM with a copy of any regulatory correspondence related to field alerts or recalls. In the event that DSM has reason to believe that any Products should be recalled or withdrawn from distribution, DSM shall promptly inform Barrier in writing prior to taking any such action. Barrier shall notify the FDA, DEA, and any foreign regulatory agencies of any recall, and shall be responsible for coordinating all necessary activities regarding the action taken. Barrier acknowledges and understands that DSM, as manufacturer of the Product, has significant regulatory obligations if there are any indications that recall or withdrawal would be necessary. Accordingly, DSM and Barrier agree to cooperate fully regarding any proposed recall, product withdrawal, or field correction; and the Parties agree to keep each other advised, and to exchange copies of such documentation as may be required, to assure regulatory compliance.

7.6	Records Retention

7.6.1	DSM will retain, at a minimum, lot production records for the Products and materials for the longer of one (1) year after the expiration of the lots or seven (7) years from manufacture of lots. [See CFR 211.180] Validation records will be held for at least seven (7) years but may need to be held for longer than seven (7) years, considering the Product life cycle.

7.6.2	DSM will retain lot records for the expiry period of the Clinical Trial Materials for a maximum of three (3) years unless notified of a shorter retention period by Barrier, but at a maximum of two (2) years past the marketing approval date in the last ICH region. [See CFR 312.57]

7.7	Quality Assurance Presence in the Manufacturing Facility

7.7.1	DSM will maintain adequate Quality Assurance presence in the manufacturing facility during the manufacture of the Products to ensure compliance with GMPs.

7.7.2	DSM will permit Barrier’s presence in the manufacturing facility during the manufacture of the Products upon reasonable prior notice by Barrier’s quality group.

ARTICLE 8: REGULATORY COMPLIANCE

8.1	Regulatory Inspections

8.1.1	DSM will immediately inform Barrier of any regulatory inspections that may involve the Products and permit a representative from Barrier Quality to be present, if required by Barrier.

8.1.2	DSM will secure Barrier’s agreement prior to making any commitment to a regulatory agency regarding Barrier’s Products.

8.1.3	Additionally, DSM will immediately forward to Barrier any regulatory correspondence on the Products or on other system related issues that support manufacturing, packaging, or testing for Barrier Products. Barrier will be involved in the finalization of DSM responses to those issues that are specific to Barrier’s product. This an important part of the harmonious working relationship between DSM and Barrier.

8.1.4	Barrier will immediately inform DSM in writing of any regulatory issue that impacts DSM’s ability to manufacture the Products.

8.2	Regulatory Actions

8.2.1	Barrier will notify DSM of any regulatory actions on the Products that may impact DSM. Barrier will promptly forward any regulatory correspondence on the Products to DSM.

8.2.2	DSM is responsible for supporting all lot record investigations associated with regulatory actions.

8.2.3	DSM agrees to supply Barrier with any manufacturing, testing, or storage data relating to the Product within two (2) business days, if requested, as the result of a regulatory inspection, or a potential regulatory exposure such as a recall or significant product complaint.

8.3	Regulatory Affairs

8.3.1	Barrier is responsible for ensuring all appropriate regulatory filings and import/export documentation are filed with regulatory agencies prior to shipment/human administration.

8.3.2	DSM Quality Assurance/Regulatory Affairs (“DSM QA/RA”) will act as the point of contact between Barrier’s regulatory affairs staff or consultant regarding issues that impact the CMC registration information for the drug substances and/or drug product.

8.3.3	DSM QA/RA will provide Barrier with agreed finalized CMC documentation covered in the Supply Agreement and this Quality Agreement.

8.3.4	DSM QA/RA will perform a technical/regulatory review of all documentation provided to Barrier to support regulatory submission.

8.3.5	Barrier will be responsible for making final decisions regarding CMC regulatory strategy and will document such decisions for DSM.

8.3.6	Barrier will provide to DSM QA/RA a copy of applicable sections of Barrier’s final regulatory submissions, for reference during inspections.

8.3.7	DSM QA/RA will provide support for Barrier with respect to proposing appropriate CMC regulatory strategies and identifying potential regulatory consequences for issues involving drug products.

8.4	Right to Audit

8.4.1	DSM will allow representatives from Barrier Quality to have access to manufacturing, warehousing, laboratory premises, and records relating to Barrier’s Products for audit purposes pursuant to this Section 8.4. Barrier representatives will be escorted at all times by DSM personnel.

8.4.2	Barrier will provide a thirty (30) days notification for all planned audits, with actual audit dates subject to mutual agreement with DSM.

8.4.3	DSM will permit Barrier Quality to conduct preparatory audits either for initiation of GMP manufacture of the Products or for preapproval inspections (PAI).

8.4.4	DSM will permit Barrier Quality to conduct audits to address significant product quality or safety problems.

8.4.5	DSM will permit Barrier Quality to perform one standard GMP compliance audit per year.

8.5	Audit Closeout

8.5.1	An exit meeting will be held with representatives from DSM and Barrier to discuss significant audit observations.

8.5.2	Barrier will provide a written report of all observations within thirty (30) days to DSM. Within thirty (30) days of the audit report receipt, DSM will provide a written response to all findings that details corrective action to be implemented. DSM will follow up to ensure that all corrective actions are implemented within ninety (90) days.

8.6	GMP Documentation.

Neither party shall make any changes to GMP documentation without the consent of the other party, in order to insure that all GMP documentation, which is maintained at DSM and subject to regulatory review, matches or is consistent with information filed with regulatory authorities.

ARTICLE 9: DISPUTE RESOLUTION

In the event that a dispute arises between DSM and Barrier regarding the nonconformity of a lot of the Products or regarding other matters, the senior management of the quality departments from both companies shall in good faith promptly attempt to resolve disputed issues. If the parties cannot reach agreement, the matter shall be resolved in accordance with dispute resolution provisions of the Supply Agreement. Barrier may only dispute a lot of Product which has been dispositioned by DSM for release. Financial liability shall be determined according to the Supply Agreement.

ARTICLE 10: CHANGE MANAGEMENT

10.1	Technical & cGMP Impact Assessment

10.1.1	All changes to the Product and related documents shall proceed through a technical and cGMP impact assessment by DSM’s quality and change management personnel. The documents which (a) contain changes that may affect Barrier’s regulatory submissions or the support system and/or which (b) have a direct impact on the quality systems affecting Barrier’s product, will also be reviewed and assessed by Barrier for regulatory advice and implementation requirements, as per the agreements between Barrier and DSM. DSM shall not change any document that has a cGMP impact upon Barrier products without the prior consent of Barrier.

10.1.2	The scope of such a Change Management process includes chemical manufacturing, pharmaceutical manufacturing and packaging processes. The associated changes may relate to: the Master Production Control Records (e.g. Master Formulas, Filling Work Orders, Packaging Work Orders); Bills of Materials; Analytical Standards and Test Methods (for Raw Materials and Finished Products); Stability Protocols; Purchase Specifications (for Raw Materials and Packaging Components); and Barrier specific Validated Equipment, Facilities, Utilities or Computer Systems.

ARTICLE 11: PRODUCT AND PROCESS VALIDATION

11.1	Process Validation

DSM is responsible for ensuring that the manufacturing process is validated. The validation should ensure, with a high degree of certainty, that the process is consistently capable of consistently achieving the Product’s acceptance criteria.

11.2	Cleaning Validation

DSM is responsible for ensuring that adequate cleaning is carried out between lots of different products to prevent contamination. Data should be available to support the campaign of lots of the same product and the type of cleaning that will be performed in between manufacturing of the same product. Barrier will provide information (i.e. LD50, toxicity, solubility, lot size, fill volume, product min dose/70Kg patient) and establish cleaning limits with DSM assistance.

11.3	Equipment, Computer, Facility, and Utilities Qualification

DSM is responsible for all equipment, computer, facility, and utility qualification/ validation activities associated with the Products.

11.4	Laboratory Qualification

DSM is responsible for ensuring that all laboratories are in compliance with applicable cGMP’s guidelines. If analytical work is performed at DSM then Barrier will also provide any existing analytical documentation to assist in methods transfer or methods validation. In addition, if analytical work is not performed at the Greenville site, DSM may elect to perform an audit on vendors to be used for analytical testing. DSM will be responsible for insuring that any vendor selected by DSM is practicing within cGMP compliance. Vendors selected by Barrier must be certified by Barrier and acceptable per cGMP.

ARTICLE 12: ANNUAL PRODUCT REVIEW, ANNUAL REPORT AND DRUG LISTING

12.1	Annual Product Review

DSM will perform an Annual Product Review for the Products and will issue a report to Barrier. This report will cover all manufacturing, testing, and storage activities performed by DSM. It will contain a review of any changes at DSM in the manufacturing, testing, storage or validation of the Products in the previous calendar year and a summary of lots made, released, investigated and rejected. Also, control charting or trend analysis of key product parameters will be performed.

12.2	Annual Report

Barrier is responsible for preparing any Annual Report as required by applicable regulations, including 21 CFR 314.70, 314.81, and/or 601.12. At least ninety (90) calendar days before the Annual Report due date, Barrier shall request in writing from DSM the chemistry, manufacturing, and controls data required for submission of the Annual Report. DSM will provide the requested information to Barrier within thirty (30) days.

12.3	Drug Listing

DSM is responsible for drug listing as the manufacturer of the Products for Barrier, while Barrier is responsible for drug listing as the distributor of the Products. Barrier will provide DSM with all required information needed to register the Products. Barrier will notify DSM of the scheduled Product launch, where applicable.

[Appendices are attached]

APPENDIX I: SPECIFICATIONS FOR THE PRODUCTS QUALITY AGREEMENT

•	Zimycan ointment 5gm, 30gm, & 60gm

APPENDIX II: LIST OF QUALITY CONTACTS QUALITY AGREEMENT

ISSUE	BARRIER	DSM
Product Release	***	***

QC Testing	***	***

Investigations	***	***

Regulatory Affairs	***	***

Validation	***	***

Compliance Audits	***	***

Product Complaints	***	***

Change Management	***	***

APPENDIX III: RELEASE DOCUMENTATION

The lot release document package will include a Certificate of Analysis (“COA”) and a Certificate of Compliance (“COC”).

Certificate of Analysis: A COA which is generated by DSM Quality Assurance/Regulatory Affairs will be provided and will include the name of the Products, lot number, date of manufacture, and analytical specifications. The COA will list the release tests performed by DSM laboratories (and/or qualified third-party laboratories) and actual test results.

Certificate of Compliance: The COC will attest to the fact that the lot of Products was made in accordance with all applicable regulations, licenses, and company policies. This document will include the lot quantity approved, the final lot yield, and the expiration date. It will also include a listing of all investigations for the lot.

As requested by Barrier, DSM shall provide the following Lot Documentation in the Release Documentation Package:

(a)	Manufacturing Work Order;

(b)	Packaging Work Order;

(c)	Out-of-Specification (OSS) Investigation Report; and

(d)	Deviation Investigation Report.

APPENDIX IV: OUTLINE OF RESPONSIBILITIES

FUNCTION	DSM	BARRIER
MANUFACTURING	X
In-Process TESTING (Physical, Chemical Microbial)	X
FP TESTING – Physical, Chemical	X
FP TESTING – Sterility	X
FP RELEASE	X	X
DISTRIBUTION		X
FP RETAINS	X
FP STABILITY	X
C OF A	X
BATCH RECORD REVIEW/SIGNOFF	X	X
INVESTIGATIONS INTO DEVIATIONS AND NON-CONFORMANCES	X
COMPLAINT RECEIPTS		X
COMPLAINT INVESTIGATIONS	X	X
ADVERSE EVENT REPORTS	X	X
FIELD ALERT REPORTS		X
RECALLS		X
CUSTOMER RETURNS		X
RAW MATERIAL (Active) ORDERS	X
RAW MATERIAL (Active) TESTING and Release	X
RAW MATERIAL (Inactives/Printed Packaging Materials) ORDERS	X
RAW MATERIAL (Inactives/Printed Packaging Materials) TESTS	X
RAW MATERIAL (Inactives/Printed Packaging Materials) RELEASE	X
SUPPLIER AUDITS (Active)	X	X
SUPPLIER AUDITS (Inactives/Printed Packaging Materials)	X
MAINTENANCE OF VENDOR LISTS	X
NOTICE OF PROPOSED CHANGES	X
DOCUMENT CHANGE CONTROL	X
ANNUAL Product REVIEW	X

EXHIBIT 7: REGULATORY SUPPORT

EXHIBIT 8: PRICING FOR DEVELOPMENT / CTM ACTIVITIES

All development / transfer / stability costs are subject to increase annually at a percentage amount equal to the percentage increase in the Producer Price Index (Pharmaceutical Preparations, ethical PCU2834#).

Associated Transfer Estimate:

Completed and Invoiced Activities

Description of Service	Price
Project Administration Activities	$	*	**
EHS Evaluation & Follow-up	$	*	**
Analytical Dev/Trans/Val- Prod. &RM, Disso Comp	$	*	**
Item# & Analytical Std Creation/Revision	$	*	**
RM/Component / Pkg. Procurement, Testing	$	*	**
In-Scope Regulatory Filing Docs (Data Only Pkg.)	$	*	**
Summary Dev/TT/Val Report	$	*	**

Activities Not Complete and Scope Changes In Discussion

Description of Service	Price
In-Scope Regulatory Filing Docs (Data Only Pkg.)	$***

Validation Master Plan Creation	***

Summary Dev/TT/Val Report	***

PQ/ Validation Batch Doc, Mfg, Release	***

PQ/Validation Batch Val Activities	***

Analytical Testing Scope Changes – Miconazole RS Matrix/Placebo	***

Analytical Standard Revision for use of Matrix/Placebo	***

Development Comparability Report	***

Bulk Manufacturing In-Process Testing	***

Solution Stability of the standard, sample, and mobile phase preparations for the Miconazole Nitrate assay and Impurities assay	***

Release Guidelines for Miconazole Nitrate and Zinc Oxide	***

Analytical Cleaning Verification Method for Zinc Oxide	***

Zinc Oxide Titration Assay Study	***

Analytical Standard Revision for CTM Stability	***

Line Tests for 30 Gram Tubes	***

Line Tests for 5 Gram Tubes	***

Full Cleaning After Each 30 Gram Validation Batch (3 Batches Total)	$***

30 Gram Physician Sample Tube Unit Price and Related Activities	***

45 Gram Tube Unit Price and Related Activities	***

1.	Activities based upon packaging configuration below.

30 Gram
Component	Dimensions
Tube (Aluminum)	130 mm (H) x 22 mm (D)
Carton (4 Panels)	37.00 mm (L) x 36.00 mm (W) x 145.00 mm (H)
Insert (Roll Feed)	7 1/2 in (L) x 12 1/8 in (W) (max size)
Shipper	72 per Shipper Bundled by 12
5 Gram
Component	Dimensions
Tube (Aluminum)	93 mm (H) x 13.5 mm (D)

Development Batch Costs:

Completed and Invoiced Activities
***	Total estimated price / batch

***	$***

***	$***

***	$***

***	$***

Activities Not Completed
***	***

***	$***

1.	API not included. Excipients and tubes included as estimates. Will ***.

2.	Batch costs are not included in the associated transfer costs.

Stability Estimate:	Registration = $***
Placebo = $***
CTM = $***
PQ / Validation = ***

l.	.

2.	Assumes three (3) Registration batches each split into two (2) packaging configurations; ***. A total of six (6) studies will be placed on stability, sampled and tested simultaneously.

3.	If the batches are placed on stability at different times, then pricing will need to adjust accordingly.

4.	Pricing does not include optional timepoints.

EXHIBIT 9: MATERIAL LEAD TIMES

Material	Lead time
Aluminum Unprinted Tube	***

Zinc Oxide	***

White Petrolatum	***

Fragrance, Lilac	***

Miconazole Nitrate	***